Randall J. Gort
General Counsel
Integrated Circuit Systems. Inc.
2435 Boulevard of the Generals
Norristown, PA 19403

May 14, 1997

Integrated Circuit Systems, Inc.
2435 Boulevard of the Generals
Valley Forge, PA 19482

Re: Registration Statement on Form S-8 Relating to the Integrated Circuit Systems, Inc.
           1992 Stock Option Plan, Stock Option Plan for Henry I. Boreen as
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           Interim CEO and Consulting Agreement with John L. Pickitt
           ---------------------------------------------------------

Ladies and Gentlemen:

I have acted as counsel to Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering of (i) up to 300,000 additional shares of the Company's common stock, without par value (the "Common Stock"), to be issued pursuant to options granted or to be granted under the Company's 1992 Stock Option Plan (the "Plan"), (ii) 75,000 shares of Common Stock to be issued pursuant to options granted under the Stock Option Plan for Henry I. Boreen as Interim CEO (the "Boreen Plan"), and (iii) 5000 shares of Common Stock to be issued pursuant to opitions granted under a Consulting Agreement dated March 3, 1997 between the Company and John L. Pickitt (the "Consulting Agreement"). I have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. In my examination I have assumed the genuineness of documents submitted to me as originals and the conformity with the original of all documents submitted to me as copies thereof.

In my opinion, the shares of Common Stock to be issued upon the exercise of options granted or to be granted in accordance with the terms of the Plan, the Boreen Plan and the Consulting Agreement will be, when issued in accordance with the terms of the Plan, the Boreen Plan or the Consulting Agreement, as the case may be, validly issued, fully paid and non-assessable shares of Common Stock.

The opinions set forth above are limited to the Pennsylvania Business Corporation Law of 1988, as amended.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Randall J. Gort, General Counsel